SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

IMATION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMATION CORP.

1 Imation Way

Oakdale, Minnesota 55128

March 26, 2014

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2014 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 7, 2014, at 9:00 a.m., local time, at the Lake Elmo Inn Event Center, 3712 Layton Ave N., Lake Elmo, MN 55042. The record date for the Annual Meeting is March 10, 2014. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials or proxy card you received for the Annual Meeting.

Sincerely,

Mark E. Lucas
President and Chief Executive Officer

IMATION CORP.

1 Imation Way

Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2014

To the Shareholders of Imation Corp.:

The 2014 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 7, 2014, at 9:00 a.m., local time, at the Lake Elmo Inn Event Center, 3712 Layton Ave N., Lake Elmo, MN 55042. The purpose of the meeting is to:

1. Elect one director named in the attached Proxy Statement;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014;

3. Approve the compensation of the Company’s named executive officers; and

4. Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 10, 2014. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John P. Breedlove
Vice President, General Counsel and Corporate Secretary

Oakdale, Minnesota

March 26, 2014

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS, YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES

WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 7, 2014 and at all adjournments. The record date for the meeting is March 10, 2014. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 10, 2014, there were approximately 41,962,154 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first made this Proxy Statement available to our shareholders on or about March 27, 2014.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2013 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2014: This Proxy Statement and our 2013 Annual Report are available at https://materials.proxyvote.com/45245A

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

You have several choices on each item to be voted upon at the Annual Meeting.

For the election of directors, you can:

•	vote “FOR” any nominated director;

•	vote “AGAINST” any nominated director; or

•	“ABSTAIN” from voting for any nominated director.

For the ratification of the appointment of the independent registered public accounting firm, you can:

•	vote “FOR” ratification;

•	vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on ratification.

For the advisory vote to approve executive compensation, you can:

•	vote “FOR” the approval of the compensation for the named executive officers;

•	vote “AGAINST” the approval of the compensation for the named executive officers; or

•	“ABSTAIN” from voting on the approval of the compensation for the named executive officers.

If you do not specify on your proxy card (or when giving your proxy on the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and FOR the approval of compensation for the named executive officers.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a signed proxy with a later date;

•	voting by telephone or the internet on a date after your prior telephone or internet vote; or

•	attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

If you “abstain” on any matter, your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In that case, your shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal. Your broker does not have discretionary authority to vote your shares on any of the proposals other than ratification of the appointment of the independent registered public accounting firm if your broker does not receive voting instructions from you.

If you would like to consent to receive our proxy materials and annual reports electronically in the future, please go to our website www.imation.com. Click on “Investor Relations,” then “Financial and Investor Information” and “Shareholder Information.” In the Shareholder Information section follow the instructions to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Shareholders, the Notice and this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. We have retained Innisfree M&A Incorporated to help solicit proxies from shareholders for the Annual Meeting for a fee of $6,500, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by our regular employees without additional compensation, as well as by employees of Innisfree M&A Incorporated.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of February 27, 2014, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

TDK Corporation	7,590,764(1)	18.08%
c/o 1-13-1, Nihonbashi, Chuo-Ku
Tokyo 103-8272, Japan

Ariel Investments, LLC	5,868,476(2)	13.98%
200 East Randolph Drive, Suite 2900
Chicago, IL 60601

Wells Fargo & Company	4,290,562(3)	10.22%
420 Montgomery Street
San Francisco, CA 94104

Dimensional Fund Advisors LP	3,054,254(4)	7.27%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	2,871,215(5)	6.84%
40 East 52nd Street
New York, NY 10022

(1)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 6, 2007 by TDK Corporation (“TDK”), TDK Electronics Corporation (“TEC”), TDK U.S.A. Corporation (“TUC”), TDK Europe S.A. (“TES”), TDK Hong Kong Co. Ltd. (“THK”), TDK Recording Media Europe S.A. (“TRE”) and TDK Singapore (PTE) Ltd. (“TSP”) reporting beneficial ownership of 7,740,764 shares of our common stock. TDK reported that it had sole voting and dispositive powers with respect to 4,962,390 shares and shared voting and dispositive powers with respect to 2,778,374 shares. TEC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TUC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TES reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 1,805,809 shares. THK reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 63,757 shares. TRE reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 135,358 shares. TSP reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 112,504 shares. TUC, TEC, TES, TRE, THK and TSP are all wholly owned subsidiaries of TDK. Form 4s were filed with the Securities and Exchange Commission by TDK on June 7, 9 and 13, 2011 reporting the sale by TDK of an aggregate of 150,000 shares. TDK became our largest shareholder in connection with our acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name from TDK. See “Related Person Transactions and Related Person Transaction Policy.”

(2)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 14, 2014 by Ariel Investments, LLC (“Ariel”), an investment advisor, reporting beneficial ownership of

5,868,476 shares of our common stock. Of such shares, Ariel reported that it had sole voting power with respect to 3,939,379 shares and sole dispositive power with respect to 5,868,476 shares.

(3)	A Schedule 13G/A was filed with the Securities and Exchange Commission on January 28, 2014 by Wells Fargo & Company (“Wells Fargo”) reporting beneficial ownership of 4,290,562 shares of our common stock. Of such shares, Wells Fargo reported that it had sole voting power with respect to 125,052 shares, sole dispositive power with respect to 125,052 shares, shared voting power with respect to 3,569,868 shares and shared dispositive power with respect to 4,165,490 shares. Wells Capital Management Incorporated, a wholly owned subsidiary, is an investment advisor that beneficially owns 3,974,838 shares of common stock, over which it has shared voting power with respect to 217,845 shares, shared dispositive power with respect to 3,974,838 shares and no sole voting power or dispositive power. Wells Fargo Fund Management LLC, a wholly owned subsidiary, is an investment advisor that beneficially owns 3,177,438 shares of common stock, over which it has shared voting power and shared dispositive power. Wells Fargo filed the report as a parent holding company for Wells Capital Management Incorporated (Investment Advisor), Wells Fargo Advisors Financial Network, LLC (Broker-Dealer), Wells Fargo Advisors, LLC (Broker-Dealer), Wells Fargo Funds Management, LLC (Investment Advisor) and Wells Fargo Bank, National Association (Bank), each of which is a subsidiary of Wells Fargo.

(4)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 10, 2014 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 3,054,254 shares of our common stock. Of such shares, Dimensional reported that it had sole voting power with respect to 2,996,794 shares and sole dispositive power with respect to 3,054,254 shares. Dimensional is an investment advisor/sub-advisor/manager to certain funds and as investment advisor/sub-advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

(5)	A Schedule 13G/A was filed with the Securities and Exchange Commission on January 29, 2014 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership of 2,871,215 shares of our common stock. Of such shares, BlackRock reported that it had sole voting power with respect to 2,784,167 shares and sole dispositive power with respect to 2,871,215 shares. BlackRock filed the report as a parent holding company for BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC and BlackRock Investment Management, LLC.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of February 27, 2014 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
David P. Berg	142,245	*
Theodore H. Bunting, Jr.	66,711	*
William G. LaPerch	66,711	*
L. White Matthews, III	251,453	*
Trudy A. Rautio	184,112	*
David B. Stevens	82,719	*
Mark E. Lucas	1,233,915	2.90%
Paul R. Zeller	501,407	1.19%
Gregory J. Bosler	243,950	*
John P. Breedlove	91,373	*
R. Ian Williams	118,816	*
All Directors and Executive Officers as a Group (12 persons)	3,124,903	7.21%

*  Indicates ownership of less than 1%.

(1)	In addition to the unrestricted shares held by the named individuals, the shares shown include (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 27, 2014: Mr. Berg, 32,224 shares; Mr. Bunting, 0 shares; Mr. LaPerch, 0 shares; Mr. Matthews, 102,120 shares; Ms. Rautio, 32,224 shares; Mr. Stevens, 3,701 shares; Mr. Lucas, 635,711 shares; Mr. Zeller, 302,333 shares; Mr. Bosler, 112,145 shares; Mr. Breedlove, 34,490 shares; Mr. Williams, 41,952 shares; and all directors and executive officers as a group, 1,369,088 shares; (ii) the following shares of restricted stock held as of February 27, 2014; Mr. Berg, 46,667 shares; Mr. Bunting, 46,667 shares; Mr. LaPerch, 46,667 shares; Mr. Matthews, 70,000 shares; Ms. Rautio, 46,667 shares; Mr. Stevens: 46,667 shares; Mr. Lucas, 263,194 shares; Mr. Zeller, 81,561 shares; Mr. Bosler, 66,611 shares; Mr. Breedlove, 30,364 shares; Mr. Williams, 46,514 shares; and all directors and executive officers as a group, 818,620 shares and (iii) the following shares allocated as of February 27, 2014 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Lucas, 16,844 shares; Mr. Zeller, 21,253 shares; Mr. Bosler, 10,315 shares; Mr. Breedlove, 9,260 shares; Mr. Williams, 9,993 shares; and all executive officers as a group, 81,492 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2013 all of our directors and executive officers complied with their Section 16(a) filing requirements.

Related Person Transactions and Related Person Transaction Policy

Agreements with TDK

On July 31, 2007, we acquired substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products being sold under the TDK Life on Record brand name (“TDK Recording Media”), from TDK Corporation, a Japanese corporation (“TDK”) pursuant to an Acquisition Agreement dated April 19, 2007, between Imation and TDK. The purchase price for the TDK Recording Media operations was approximately $260 million in a combination of cash and stock.

As a result of the transaction, TDK became our largest shareholder. Pursuant to an Investor Rights Agreement, dated July 31, 2007, TDK has the right to designate one employee or director of TDK or any of its affiliates as a nominee to stand for election as a director of the Company. In May 2011, TDK made a determination that it would not require a representative on the Company’s Board of Directors. Pursuant to the Investor Rights Agreement, TDK’s ownership stake will be permitted to increase to up to 21% of our common stock on a fully diluted basis through open market purchases. TDK received certain preemptive rights and registration rights, and TDK agreed to a standstill on further acquisitions of our common stock above the 21% threshold (except as a result of stock repurchases initiated by Imation, in which event TDK’s ownership will not be permitted to exceed 22% of the then outstanding shares). TDK also agreed to a voting agreement with respect to certain matters presented to our shareholders.

We entered into two long-term Trademark License Agreements with TDK, dated July 31, 2007, with respect to the TDK Life on Record brand, which will continue unless terminated by TDK no earlier than 2032 (2017 in the case of headphones or speakers) or earlier in the event of a material breach of the Trademark License Agreement, specific change of control events or default by Imation. One of the agreements licenses the trademark to Imation for the U.S. territory, while the other licenses the trademark to an Imation affiliate outside the United States. The trademark licenses provide us exclusive use of the TDK Life on Record trademark and logo for marketing and sales of current and successor magnetic tape, optical media and flash memory products, certain accessories, headphones and speakers, and certain future removable recording media products. No additional consideration was paid or is payable to TDK under the Trademark License Agreements outside of the consideration paid by Imation for the acquisition.

We also entered into a Supply Agreement with TDK, dated July 31, 2007, which allows us to purchase a limited number of LTO tape media and Blu-ray removable recording media products and accessory products for resale under the TDK Life on Record brand name. TDK agreed to supply such products on competitive terms and TDK agreed not to sell any such products to third parties for resale under the TDK Life on Record brand name during the term of the Trademark License Agreements. We also purchase the following items from TDK on a non-exclusive basis for our Imation branded and Memorex branded products outside of the Supply Agreement: LTO and DDS/DAT tapes, certain specialized optical discs and Blu-ray recordable media. For 2013, purchases from TDK for inventory items under the Supply Agreement and the other items described above were approximately $28 million. The Supply Agreement will be terminated on March 31, 2014.

A copy of the Acquisition Agreement is filed as an exhibit to our Current Report on Form 8-K filed April 25, 2007. Copies of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are filed as exhibits to our Current Report on Form 8-K filed August 3, 2007. The descriptions of the Acquisition Agreement, Investor Rights Agreement, Trademark License Agreements and Supply Agreement are qualified in their entirety by reference to the full text of those agreements.

In 2011, we signed a Strategic Partner Agreement with TDK to jointly develop and manufacture magnetic tape technologies and we discontinued tape coating operations at our Weatherford,

Oklahoma facility. Under the Strategic Partner Agreement, we collaborated on the research and development of future tape formats in both companies’ research centers in the U.S. and Japan, and consolidated tape coating operations to the TDK Group Yamanashi manufacturing facility. At the end of 2013, TDK announced its intent to cease manufacturing of magnetic tape. Imation will transition to product sourced from alternate magnetic tape suppliers during 2014.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Due to the size of the transaction with TDK, approval of the acquisition of the TDK Recording Media business (and the related TDK Acquisition Agreement, Trademark License Agreements and Supply Agreement) was made by the entire Board of Directors. The Audit and Finance Committee ratified the continuing purchase of the other items purchased from TDK described above. In addition, because the Strategic Partner Agreement was part of a larger restructuring plan for Imation, the approval of the Strategic Partner Agreement was made by the entire Board of Directors, with the TDK director nominee abstaining.

BOARD OF DIRECTORS

Corporate Governance

Changes in 2014

Certain executive officers engage in dialogue throughout the year with some of our largest shareholders regarding our corporate governance and executive compensation program. Based on our discussion with those shareholders and review of best practices, we made certain changes in our corporate governance practices, described below.

Anti-Hedging and Pledging Policy

In February 2014, the Board of Directors approved an Anti-Hedging and Pledging Policy applicable to the Board of Directors and our executive officers. The Board of Directors believes that ownership of Imation stock by executive officers and members of the Board of Directors promotes alignment of the interests of the Company’s shareholders with those of its leadership. The Board recognized that (i) transactions that are designed to hedge or offset declines in the market value of the Company’s stock can disrupt this alignment, interfere with Imation’s compensation programs and philosophies, and undermine policies regarding stock ownership and (ii) pledging of the Company’s stock by executive officers and directors as collateral for indebtedness can be adverse to the interests of the Company’s shareholders because it creates the risk of forced sales that depress the value of the Company’s stock, create risk of legal violations, and may encourage excessive risk-taking. The Anti-Hedging and Pledging Policy is described in “Compensation Discussion and Analysis-Anti-Hedging and Pledging Policy.”

Director Stock Ownership Guidelines

In February 2014, the Board of Directors approved an increase in the Director Stock Ownership Guidelines from $130,000 to $150,000, representing three times the annual retainer. See “Board of Directors Compensation-Stock Ownership Guidelines.”

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. All nine of our then current directors attended our 2013 Annual Meeting of Shareholders.

Communications with the Board

Our Board of Directors has a process in place for interested parties to communicate directly with our directors. If any interested party wants to make concerns known to our Board of Directors, non-management directors or Non-Executive Chairman, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com or the mailing address will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors and nominees in February 2014. The Board made this review to determine whether any of the relationships or transactions described below, if existing, were inconsistent with a determination that the director or nominee is independent. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director, nominee or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors or nominees and senior management and between directors or nominees and our independent registered public accounting firm.

Other than Mark E. Lucas, our President and Chief Executive Officer, none of the directors or nominees had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors and nominees, other than Mark E. Lucas, are independent as defined under the New York Stock Exchange listing standards.

In February 2014, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Messrs. Bunting, LaPerch and Matthews and Ms. Rautio are audit committee financial experts as defined under those rules.

Non-Executive Chairman

The Board believes it is appropriate to separate the office of Chairman of the Board from the office of the Chief Executive Officer in order to preserve and strengthen the oversight role of the Board of Directors. The Board believes it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run our company. For these reasons, the Board determined that it is in the shareholders’ best interest to have an independent chairman whose sole job is leading the Board of Directors and in 2007 appointed a Non-Executive Chairman who is not part of our management. The Board reviews periodically whether to retain the Non-Executive Chairman position and, as long as the position is retained, will review, at least once per year, who the Non-Executive Chairman will be. As long as there is a Non-Executive Chairman of the Board, the Board will not designate a lead director. The Non-Executive Chairman is responsible for coordinating activities of, and communication with, the Board, including leading the meetings of the Board of Directors and the executive sessions of the non-management directors; facilitating communications between the directors and management; establishing the agenda for Board meetings; working with the Chief Executive Officer and the Board on defining a process for developing corporate strategy and providing oversight and guidance in its development; and for other matters as determined by the Board from time to time. L. White Matthews, III was appointed the Non-Executive Chairman in May 2013 for a term ending at the 2014 Annual Meeting of Shareholders.

Meetings of the Board and Board Committees

Meetings of the Board

During 2013, the Board of Directors held a total of eight meetings, and the various committees of the Board met a total of sixteen times. Each incumbent director attended 95% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board met at scheduled executive sessions at each Board meeting. The Non-Executive Chairman, currently L. White Matthews, III, presided at these sessions.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the functions and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. The Board also establishes subcommittees from time to time to review particular issues such as material merger and acquisition activity.

Audit and Finance Committee

Members:	Four non-employee directors:
Ms. Rautio (Chair) and Messrs. Bunting, LaPerch and Matthews. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2013: Eight

Functions:

•	Reviews our consolidated financial statements, including accounting principles and practices

•	Has the authority to appoint or replace our independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by our independent registered public accounting firm

•	Reviews our compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact our financial statements

•	Oversees our internal audit function with the Manager of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of our Pension and Retirement Committee

•	Reviews and approves any related person transactions under our related person transaction policy

Under our Guidelines, no director may serve on a total of more than three public company audit committees. All of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Four non-employee directors:
Mr. Berg (Chair) and Messrs. Bunting, LaPerch and Stevens. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2013: Five

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers and key employees

•	Oversees executive evaluation process and approves compensation for executives other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Reviews executive stock ownership guidelines and progress in meeting the guidelines

•	Oversees implementation of certain stock and compensation plans

Nominating and Governance Committee

Members:	Four non-employee directors:
Mr. Matthews (Chair), Mr. Berg, Ms. Rautio and Mr. Stevens. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2013: Three

Functions:

•

Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments, director compensation and director stock ownership guidelines) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

•	Oversees the evaluation of the Chief Executive Officer

Risk Oversight

Our Board of Directors has responsibility for risk oversight, focusing on our overall risk management strategy, our degree of tolerance for risk, and the steps management is taking to manage our risks. Management reports on its risk management process on a quarterly basis to the Board of Directors. The Audit and Finance Committee also receives quarterly reports on key financial risks that could affect us.

We have designated an executive officer to oversee our risk management process. That executive officer provides the quarterly reports regarding our risk management process. He is an experienced corporate executive who is familiar with our global businesses, locations and personnel, and the industries in which we operate. He has the position and authority sufficient to hold others accountable for risk mitigation activities. Prior to 2010, the risk management process was facilitated by the head of internal audit. However, our management determined it would be more appropriate to designate one of our executive officers to oversee the risk management process, so that internal audit would have the independence to evaluate the effectiveness of the risk management process.

The Board of Directors oversees our risk management process and our management is responsible for day-to-day risk assessment and mitigation activities. We believe this division of responsibilities provides an effective approach for addressing our risks and that our Board leadership structure (with the separation of the Chairman of the Board from the Chief Executive Officer to strengthen the Board of Directors general oversight role) is aligned with this approach.

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee also reviews the current composition of the Board to determine the needs of the Board in terms of diversity of candidates including diversity of skills, experience, race, national origin or gender, but the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity. The Nominating and Governance Committee will consider all these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses external search firms to assist it in locating candidates that meet the criteria for qualified candidates. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Way, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2015 Annual Meeting.”

Compensation of Directors

Non-employee directors receive the following compensation for service on our Board:

•	Annual Retainer: $50,000

•	Committee Chairman Fee:

•	$10,000 per year for serving as chair of the Nominating and Governance Committee

•	$15,000 per year for serving as chair of the Compensation Committee

•	$25,000 per year for serving as chair of the Audit and Finance Committee

•	Non-Executive Chairman Fee: $87,500 (in addition to the Annual Retainer received by all Directors, for a total of $137,500)

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Committee meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Interview of Board Candidates: $1,500 per interview where travel outside of regularly scheduled Board meetings is required.

•

Equity Grants:    Directors receive an initial equity grant of restricted stock on the date a person becomes a director and an additional annual equity grant of restricted stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $175,000 in restricted stock, valued under a modified Black-Scholes model. The Non-Executive Chairman of the Board receives an additional equity grant of $87,500, also in restricted stock using the same valuation model. The restricted stock vests in one year but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director or Non-Executive Chairman who is first elected at a time other than the annual meeting of shareholders is prorated based on the dollar value of the equity grant to directors or the Non-Executive Chairman at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts made by each director to qualified charitable institutions in an amount up to $7,500 per year.

•

Continuing Education Program Reimbursement:    We encourage our directors to attend continuing education programs for directors and reimburse any director who chooses to attend such programs for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings, other meetings with management and interviews of Board candidates.

The Nominating and Governance Committee reviews Board compensation every year based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2014 and 2013, the compensation consultant is Aon Hewitt. The compensation consultant advises the Nominating and Governance Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and based on market trends such as mix of cash and equity.

In May 2013, the Board, as recommended by the Nominating and Governance Committee, approved a change in the committee chairman fees, effective May 8, 2013, as follows: Nominating and Governance Committee chairman fee increased from $7,500 to $10,000; Compensation Committee chairman fee increased from $10,000 to $15,000; and the Audit and Finance Committee chairman fee increased from $10,000 to $25,000. The Nominating and Governance Committee is currently evaluating what, if any, changes to the Board compensation program would be appropriate for 2014. Employee directors are not compensated for their service on the Board of Directors.

In lieu of cash, non-employee directors may elect to receive all or part of their Annual Retainer, Non-Executive Chairman fee, Committee Chairman fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

Director Compensation for Fiscal Year 2013
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
David P. Berg	88,502	(3)	175,000		0	263,502
Theodore H. Bunting, Jr.	76,000		175,000		0	251,000
Charles A. Haggerty	10,000	(4)	0		10,000	20,000
William G. LaPerch	79,000		175,000		0	254,000
L. White Matthews, III	173,000	(5)	262,500	(6)	7,500	443,000
Trudy A. Rautio	99,498	(7)	175,000		0	274,998
David B. Stevens	71,500		175,000		0	246,500
Daryl J. White	11,000	(8)	0		2,500	13,500

(1)	On May 8, 2013, each director, other than Messrs. Haggerty and White, was awarded 46,667 shares of restricted stock. The grant date fair value of each restricted stock award is $175,000. Messrs. Haggerty and White retired from the Board on May 8, 2013 and did not receive an award of restricted stock. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $3.75. The number of shares of restricted stock that are outstanding for each director at fiscal year-end is 46,667, other than for Messrs. Haggerty and White for whom the number of shares of restricted stock is 0, and Mr. Matthews for whom the number of shares of restricted stock is 70,000. See footnote 6.

(2)	These amounts represent matching gifts by Imation to qualified charitable institutions of $7,500 for Messrs. Matthews and Haggerty and donations of $2,500 on behalf of Mr. Haggerty and Mr. White to qualified charitable institutions as recognition for their service to the Board in connection with their retirement. See footnotes 4 and 8.

(3)	Mr. Berg is Chairman of our Compensation Committee. This amount includes the Committee Chairman fee.

(4)	Mr. Haggerty retired from our Board on May 8, 2013.

(5)	Mr. Matthews is Non-Executive Chairman of the Board and Chairman of our Nominating and Governance Committee, this amount includes these fees.

(6)	Mr. Matthews, as Non-Executive Chairman of the Board, received an additional restricted stock award of 23,333 shares on May 8, 2013. The grant date fair value of the restricted stock award is $87,500. In accordance with FASB ASC Topic 718, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $3.75.

(7)	Ms. Rautio is Chairman of our Audit and Finance Committee and this amount includes the Committee Chairman fee. Ms. Rautio also elected to receive her cash compensation in shares of common stock in lieu of cash. That election resulted in the conversion of $99,498 to 25,745 shares of common stock.

(8)	Mr. White retired from our Board on May 8, 2013.

Stock Ownership Guidelines

Our director stock ownership guidelines provide that each of our directors is encouraged to own stock valued at not less than $150,000, representing three times the annual retainer. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors. The value of director’s ownership is calculated two ways, based on (1) the current market value and (2) the value at the time the director became subject to the director stock ownership guidelines. A director would be in compliance if the director meets the guidelines under either calculation.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•

non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•

any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. We have also entered into indemnity agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

ITEM NO. 1

ELECTION OF DIRECTOR

General Information

Our Board of Directors is currently composed of seven directors divided into three classes. The members of each class are generally elected to serve three-year terms with the term of office of each class ending in successive years. Mr. Berg and Ms. Rautio are the two directors serving in Class III with terms expiring at the 2014 Annual Meeting. Ms. Rautio has been nominated by the Board of Directors for re-election for a three year term at the Annual Meeting. Mr. Berg is not standing for re-election at the Annual Meeting. In December 2013, Mr. Berg joined Carlson Companies, Inc. as Chief Operating Officer. Due to the fact that Mr. Berg and Ms. Rautio both have positions in executive management at Carlson Companies, Inc., Mr. Berg determined that for the benefit of the Company and Carlson Companies, Inc., he should not be nominated to stand for re-election.

The nominee standing for election has indicated a willingness to serve if elected. However, if the nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

If elected, Ms. Rautio will hold office until the annual meeting of shareholders to be held in 2017 or until her successor has been duly elected and qualified, unless prior to such meeting she resigns or her directorship becomes vacant due to her death or removal.

Information Concerning Directors

All of our directors meet the expectations described in the section entitled “Director Nominations.” In addition, each director has a particular area of expertise that is of value to Imation and has led to the creation of a well-rounded Board of Directors. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a director of Imation.

Director Nominee — Class III (Term Ending 2014)

Trudy A. Rautio

Trudy A. Rautio, age 61, is the President and Chief Executive Officer of Carlson Companies, Inc., (a global hospitality and travel company), a position she has held since August 2012. From February 2005 to August 2012, Ms. Rautio served as Executive Vice President and Chief Financial Officer of Carlson Companies, Inc. In 2010 she also assumed the title of Chief Administrative Officer for Carlson Companies, Inc. by adding responsibility for the Information Technology function. From 2003 to February 2005, Ms. Rautio served as President and Chief Operating Officer for Carlson Hotels, The Americas and from 1997 to 2003 served as Executive Vice President and Chief Financial Officer of Carlson Hospitality Worldwide and Chief Administrative Officer, Carlson Hotels. From 1993 until 1997, she served in various capacities for Jostens, Inc. (a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliations), including as Senior Vice President, Finance from 1994 until 1997. From 1982 until 1993, Ms. Rautio served in various capacities for The Pillsbury Company (a leading food company). Ms. Rautio is a director of

The Rezidor Hotel Group, a publicly-traded company on the Stockholm exchange, and Securian Holding Company and Carlson Wagonlit Travel, Inc., both privately-held companies. Ms. Rautio has been a director of Imation since July 2010. Ms. Rautio brings to our Board her broad managerial experience as the chief executive officer of a large international corporation and her financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of large public and private corporations. Ms. Rautio also brings additional board experience having served as a director of several public and privately-held companies and contributes to the diversity of our Board.

Board Members Continuing in Office — Class I (Term Ending 2015)

Mark E. Lucas	Mark E. Lucas, age 59, is President and Chief Executive Officer of Imation, a position he has held since May 2010. From March 2009 to May 2010, Mr. Lucas was President and Chief Operating Officer of Imation. Prior to joining Imation, Mr. Lucas served as Chairman and Chief Executive Officer of Geneva Watch Group (a privately held company that is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands) from November 2005 to August 2008. Prior to that role, Mr. Lucas served as President and Chief Executive Officer of Altec Lansing Technologies (a manufacturer of consumer audio equipment) from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation (a data storage solutions company) from 2000 to 2001, The Gillette Company (a developer, manufacturer and seller of blades and razors, toiletries and cosmetics) from 1996 to 1999 and Duracell International Inc. (manufacturer and marketer of high-performance alkaline and other batteries) from 1988 to 1996 and started his career at Nestle Corp. Mr. Lucas was a director of Imation from April 2007 to February 2009 and served as a member of Imation’s Audit and Finance Committee and Compensation Committee. Mr. Lucas resigned from the Board of Directors of Imation in connection with his appointment as President and Chief Operating Officer. Mr. Lucas’ resignation from the Board of Directors was a requirement of his employment. Mr. Lucas was again elected as a director of Imation in May 2010. He is a director of Noble Biomaterials, Inc., a privately-held company. Mr. Lucas brings to our Board his significant experience in consumer packaged brands and goods, electronics and data storage businesses across both business and retail channels. He has experience in managing businesses globally, including global supply chains and manufacturing operations, and also has strong change management skills.

L. White Matthews, III	L. White Matthews, III, age 68, has been active in corporate board work since he retired in September 2001. From July

1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director of PNC Mutual Funds, Inc., a privately-held company. Mr. Matthews was also a director of two publicly-held companies: Matrixx Initiatives, Inc. from 2003 to 2011 and Ceridian Corporation from 2005 to 2008 where he served as Chairman of the Board in his last year, and one privately-held company, Constar International Inc. where he served as director and non-executive Chairman from May 2009 to December 2013. Mr. Matthews brings to our Board his experience as a financial leader with a variety of executive positions and public company board experiences. Those experiences have provided him with significant depth and breadth of knowledge in dealing with complex financial and accounting matters, the experience of managing large organizations in public companies and overall business leadership skills. Mr. Matthews also brings corporate governance expertise from his experiences on the board of directors of several public and privately-held companies and his experience in dealing with leadership and management in challenging times.

David B. Stevens	David B. Stevens, age 51, was the Chief Technology Officer of Brocade Communications Systems, Inc. (a provider of networking solutions for data centers, enterprises and service providers) from September 2008 to June 2013. In 2011, he also assumed responsibility for Corporate Development activities, becoming Vice President, Corporate Development. From October 2005 to June 2008, Mr. Stevens was co-founder and Chief Executive Officer of Palo Alto Networks, Inc. (a leader in the development of cyber security and next-generation firewall products). Mr. Stevens previously served as the Vice President and CTO of Brocade Communications Systems, Inc., having joined the company through the acquisition of Rhapsody Networks, where he served as the founding Chief Executive Officer and Vice President of Business Development. Prior to that, Mr. Stevens served in senior management positions at Atmosphere Networks, Nortel, Bay Networks and SynOptics Communications. Mr. Stevens has been a director of Imation since March 2012. Mr. Stevens brings to our Board his extensive technology experience with over 20 years of experience in the enterprise networking, security, computer and data storage industries.

Board Members Continuing in Office — Class II (Term Ending 2016)

Theodore H. Bunting, Jr.	Theodore H. Bunting, Jr., age 55, has been the Group President, Utility Operations, Entergy Corporation (an integrated energy company engaged primarily in electric power production and retail distribution operations) since June 2012. From August 2007 to May 2012, he served as Senior Vice President and Chief Accounting Officer for Entergy Corporation and its subsidiaries. Prior to that, he held numerous executive positions within Entergy Corporation. He is also a certified public accountant. Mr. Bunting serves on the Board of Directors and audit committee of Unum Group, a publicly-held company, and Nuclear Electric Insurance Limited, a mutual insurance company. Mr. Bunting has been a director of Imation since November 2012. Mr. Bunting brings to our Board his experience as a financial leader with significant depth and breadth of knowledge in dealing with complex financial and accounting matters for public companies as well as broad managerial expertise.

William G. LaPerch	William G. LaPerch, age 58, has been President of LaPerch Consulting, LLC (a provider of consulting services to private equity firms) from September 2012 to the present. Prior to that, Mr. LaPerch was the Chief Executive Officer, President and Director of AboveNet Inc. (a leading provider of high bandwidth connectivity solutions for businesses and carriers) from January 2004 to July 2012. Prior to that, he served as AboveNet’s Senior Vice President of Operations. Prior to AboveNet, Mr. LaPerch served in executive management positions at MCI Telecommunications (a global business and residential communications company) and NYNEX Corporation (a regional telephone holding company). Mr. LaPerch has been a director of Imation since November 2012. Mr. LaPerch is a director and serves on the audit committee of Digital Realty Trust, a publicly-held company. Mr. LaPerch brings to our Board his extensive experience in operations and strategic planning, turnaround and rapid-change environments, organic business growth and cloud infrastructure.

The Board of Directors recommends you vote FOR the election of the nominee as director of Imation for the term indicated above. Assuming the presence of a quorum, directors are elected by the majority of the votes cast with respect to such director at the Annual Meeting. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the standard for election of directors will be a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The

Nominating and Governance Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2013:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•

The Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), Imation’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

•

The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2013 fiscal year was compatible with the maintenance of its independence and determined that it was.

•

Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Trudy A. Rautio, Chairman
Theodore H. Bunting, Jr.
William G. LaPerch
L. White Matthews, III

AUDIT AND OTHER FEES AND

AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2013 and 2012:

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees:
GAAP and statutory audits	$1,987,000	$1,939,000
Audit-Related Fees:
Services related to business transactions	$0	$0
Employee benefit plan audits	$24,000	$128,000
Attest services and other	$7,000	$33,000

Total Audit-Related Fees	$31,000	$161,000
Tax Fees (tax preparation, advice and consulting)	$375,000	$285,000
All Other Fees:
Financial training materials	$4,000	$2,000

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the Chairman of the Audit and Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The Chairman reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC provides back-up documentation as requested, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or Chairman, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. At least annually, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2013 and 2012, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee or the Chairman.

ITEM NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for 2014. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary:    Imation’s compensation programs are designed to align our named executive officers’ interests with those of our shareholders by rewarding performance with the objective of increasing shareholder value. We have maintained this focus each year as we review our executive compensation program and philosophy. In 2010, we began a significant transition as an organization with substantial changes in our business model, as we faced competition in a dynamic and aggressive industry. In May 2010, we also hired a new CEO, who set a new strategic direction and led a thorough review of our executive compensation program and philosophy with the goal of further increasing the emphasis on pay-for-performance. Since 2010 we have continued the increased focus on pay-for-performance. The challenges facing us in our ongoing transition present risk for management, employees and shareholders and we believe that it is important for our executive officers to share in both the risk and potential reward. The overall goal of our changes is to establish a performance culture that enhances the prospects of delivering on our strategy as well as returns to shareholders.

In 2010, we introduced a performance-based component to the long-term incentive (“LTI”) program that represented 40% of each executive’s LTI grant. In 2011, we continued to increase the focus on performance-based compensation in all three key areas of annual total compensation: base salary, annual bonus and LTI compensation through the following:

•	We focused on individual performance criteria in establishing base salary with a more significant weight placed on an executive’s performance against individual annual objectives.

•

We tied our Annual Bonus Plan not only to corporate performance but to individual performance-based on the objectives. Bonuses, if payable on corporate performance, may be adjusted up or down for each executive by an amount up to 10% of the amount paid based on achievement of those individual performance objectives.

•	The performance-based component of LTI grants was changed from an annual metric to a three year performance metric.[1]

In 2012, we continued to increase our focus on performance-based compensation by increasing the performance-based component of each executive’s 2012 LTI grant from 40% to 60%. We also retained the elements described above, consisting of:

•	individual performance criteria for establishing base salary and individual objectives;

[1]	The performance metric was based on operating earnings per share at the end of 2013. This metric was not met and the performance-based cash award granted in 2011 was not paid-out, demonstrating the link between pay for performance.

•	individual performance adjustments for the Annual Bonus Plan; and

•	a three year metric for LTI grants, with the 2012 metric based on operating income per share at the end of 2014.

In addition, beginning in 2012, we no longer provided gross-ups on executive perquisites. Instead each executive officer is provided with a small market-driven perquisite allowance (which is not grossed-up for taxes) to be used on the perquisites chosen by each executive officer. See “Other Compensation and Benefits.”

The Compensation Committee deliberated concerning our fiscal 2013 executive compensation program and continued to focus on further strengthening the link between compensation and performance. The Committee reviewed feedback received from shareholders in 2012 and 2013, feedback from the major proxy advisory firms, the results of our 2012 advisory vote to approve our executive compensation program, data regarding market practice among the companies in our peer group and an analysis of executive compensation “best practices” as prepared by its compensation consultant, Aon Hewitt. As a result of the deliberation and consideration of all of these factors, the Compensation Committee approved additional changes:

•	The performance-based component of each executive’s 2013 LTI grant was increased from 60% to 100% with a metric based on reduction of operating expenses in each year for 2013-2015.

•	The Committee determined that there should be no base salary increases in 2013.

In addition, certain executive officers continued to engage in dialogue throughout the year with some of our largest shareholders regarding our executive compensation program. A number of these shareholders informed us that the dialogue had enabled them to increase their understanding of our compensation program. Several of these shareholders focused on matters related to the alignment of executive officers with the interests of shareholders and pay-for-performance.

We believe that these changes respond to the concerns expressed by our shareholders and further strengthen the alignment of the interests of our named executive officers with those of our shareholders. At our last Annual Shareholders Meeting held in May 2013, our shareholders approved an advisory (non-binding) proposal concerning our 2012 executive compensation program with approximately 92% of the votes cast in favor of the proposal. Our Compensation Committee will continue to explore ways in which our executive compensation program may be improved and further aligned with the interests of shareholders.

The changes we made to our compensation program beginning in 2010 through 2013 build upon our sound compensation governance framework and pay-for-performance philosophy, which are exemplified by:

•	Incentive based pay that makes up a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•	Stock ownership guidelines that are met or exceeded by our named executive officers and an anti-hedging and pledging policy.

•

A clawback policy which provides for the Compensation Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct.

•

Existing severance agreements which require a termination of employment in addition to a change of control before change of control benefits are triggered and elimination of tax gross-up payments in severance agreements for all future executive hires.

•	Limited market driven perquisite allowance for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

General Philosophy:    The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing our executive compensation philosophy and administering each component of the executive compensation program. Our executive compensation program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers’ interests with the interests of shareholders; and

•

provide competitive total compensation with an emphasis on pay-for-performance by making a significant portion of executive officer compensation dependent on achieving corporate financial and other individual objectives.

We compensate our executive officers primarily through a combination of base salary, bonus and LTI compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below. The total compensation received by our named executive officers varies based on position, experience and individual and corporate performance measured against annual and long-term performance goals. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on both corporate and individual performance. Base salaries are reviewed against market data and vary based on position and individual performance. Annual and long-term incentive programs are designed to build to a total compensation package that reflects market data and a strong pay-for-performance philosophy.

As demonstrated in the chart below, in the past several years, we have shifted a larger portion of our executive officer total compensation to reflect our increased focus on pay-for-performance. The chart demonstrates the percentage of total compensation opportunity allocated to each of base salary, annual bonus, time-based LTI grants and performance-based LTI grants for the past three years.

Total Compensation Opportunity Allocated by Type of Compensation

	CEO				CFO				Other NEOs
Year	Base	Bonus	Time- based LTI Grant	Performance- based LTI Grant	Base	Bonus	Time- based LTI Grant	Performance- based LTI Grant	Base	Bonus	Time- based LTI Grant	Performance- based LTI Grant
2011	17%	15%	41%	27%	26%	15%	35%	24%	32%	18%	30%	20%
2012	16%	14%	28%	42%	26%	16%	23%	35%	32%	17%	20%	31%
2013	16%	17%	0%	67%	26%	16%	0%	58%	30%	16%	0%	54%

For all named executive officers, annual and long-term incentive programs for 2013 range from 64% to 83% of their total compensation opportunity (assuming a 100% target level performance under our annual incentive program). We currently are in the midst of a strategic transformation to build a long-term platform for growth, increased margins and improved profitability. Based on our 2013 performance, the actual payout of our annual corporate executive officer incentive program was 75% and the value of the long-term incentive equity grants at year end was approximately 125% of the value at the May 2013 grant date (based on our Black-Scholes valuation), resulting in a slight increase for our named executive officers in their actual compensation measured against the total compensation opportunity.

Compensation Consultant:    The Committee retains a nationally recognized outside compensation consultant to provide assistance to the Committee. The compensation consultant has been instructed to (i) assist in the development of the peer group of companies; (ii) provide advice on and comparisons to peer companies primarily in the areas of compensation philosophy, executive compensation market data, long and short-term incentive plan design and executive stock ownership; (iii) provide advice on the design and structure of compensation programs; (iv) provide the Committee with information on legislative issues affecting compensation decisions; and (v) prepare special analyses and reports as requested. In 2013, the Committee used Aon Hewitt as its compensation consultant. Aon Hewitt has acted as the Committee’s independent compensation consultant since 2007. Aon Hewitt’s fees for executive and director compensation consulting to the Committee in fiscal year 2013 were $160,800. Aon Hewitt also provides certain other compensation consulting services to management. These other services were not required to be approved by the Board of Directors or the Committee. The aggregate fees paid for these other compensation consulting services were $43,000.

Although the Company retains Aon Hewitt and its affiliates for other services, Aon Hewitt has informed the Committee that it has developed safeguards to promote the independence of its executive compensation consulting advice. According to Aon Hewitt, these independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon Hewitt or its affiliates for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individuals in any capacity.

The Committee determined that the work of Aon Hewitt did not raise any conflicts of interest in fiscal 2013. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the other services Aon Hewitt provided to Imation, the level of fees received from Imation as a percentage of Aon Hewitt’s total revenue, policies and procedures employed by Aon Hewitt to prevent conflicts of interest, and whether the individual Aon Hewitt advisers to the Committee own any Imation stock or have any business or personal relationships with members of the Committee or our executive officers.

Compensation Process:    Upon receiving benchmark data from the Committee’s compensation consultant, our human resources personnel prepare all relevant data relating to compensation of the executive officers for the Chief Executive Officer (“CEO”) to review. Typically, each February the Committee reviews our executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. The Committee seeks the advice and input of both its compensation consultant and Imation’s CEO. The Committee meets at least once per quarter, and more frequently if necessary, to perform its duties and responsibilities.

Setting Total Compensation:    Our compensation setting process evaluates total compensation for each named executive officer and focuses on three elements: base salary, bonus and LTI compensation. The Committee’s compensation consultant compares the compensation of Imation’s executive officers to a group of peer companies as approved by the Committee and its total compensation survey of manufacturing and technology companies and other general industry companies of relatively comparable size. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. For 2013, the Committee’s compensation consultant identified, and the Committee approved, 18 peer companies (chosen based on the factors referenced above) for use in executive compensation reviews as follows:

• Altera Corp.	• NetApp, Inc.
• Brocade Communications Systems	• Nvidia Corp.
• Dot Hill Systems Corp.	• Overland Storage Inc.
• Harman International Industries Inc.	• Plantronics Inc.
• Lexmark International Corp.	• Qlogic Corp.
• Logitech International	• Quantum Corp.
• LSI Corp.	• SanDisk Corporation
• Microchip Technology Inc.	• Symantec Corp.
• Micron Technology Inc.	• Western Digital Corp.

In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, LTI compensation, retirement plans, other compensation and benefits, and potential severance payouts. This information is made available to the Committee in a summary format for each executive upon request. Although the Committee reviews all the elements of compensation regularly, the Committee focuses on base salary, annual bonus and LTI compensation in determining annual total compensation.

The Committee’s compensation consultant makes available peer group and market data for the individual elements of compensation (base salary, annual bonus and LTI compensation) at the 25th, 50th and 75th percentile. This market data is provided to the Committee as a general reference point in making the compensation recommendations and decisions. The Committee evaluates executive compensation with reference to a range centered around the 50th percentile for combined base salary and annual bonus and the 75th percentile for LTI compensation creating a total compensation opportunity in the 60th to 65th percentile. The Committee considers the 75th percentile for LTI compensation to reflect the turnaround nature of our strategic plan and to tie more of the total compensation to drive long-term shareholder value. Based on those percentiles, the Committee sets an available pool of dollars for base salary and LTI compensation which are then allocated among each executive officer based on the process and factors described below. The annual bonus amount is derived from the base salary allocated to each executive and his or her applicable bonus percentage. For 2013, the overall compensation for executive officers was within the percentiles and the available pool of dollars set by the Committee.

Under our current compensation program, the mix of base salary, bonus and LTI compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — the levels of management having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate action to generate returns for our shareholders and to be rewarded according to our performance. For 2013, the three components of compensation were allocated approximately as follows:

CEO			CFO			Other NEOs
Base	Bonus	Performance- based LTI Grant	Base	Bonus	Performance- based LTI Grant	Base	Bonus	Performance- based LTI Grant
16%	17%	67%	26%	16%	58%	30%	16%	54%

We believe that, as result of using both long- and short-term incentives, with a greater emphasis on long-term incentives, having caps on potential payments of performance-based compensation and stock ownership guidelines described below (along with our clawback and anti-hedging and pledging policy), our executive compensation program does not encourage our executives to take unreasonable risks relating to our business. The Committee also considers whether the program encourages unnecessary or excessive risk taking when reviewing the general design philosophy and the implementation of our program on an annual basis. The Committee considers elements such as the balance of the compensation mix, the mix between short-term and long-term goals, the type of goals, LTI design mix, payout curve and payout caps, ownership guidelines and change in control benefits. The Committee also reviews AonHewitt’s assessment of the Company’s compensation programs, and the basis for AonHewitt’s conclusions.

Base Salaries:    We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management based on (i) their performance, including individual annual objectives and (ii) their current compensation level relative to market data from the Committee’s compensation consultant. The CEO makes recommendations to the Committee for our executive officers other than the CEO based on an evaluation of each executive officer against these standards. The Committee reviews the recommendations and the underlying basis for those recommendations, and approves base salaries for each executive officer, except the CEO. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the market data from the Committee’s compensation consultant, the Committee reviews and recommends base salary for the CEO to the independent members of the Board. The approved annual base salary increases are effective on or about May 1 each year. The Committee determined that there should be no base salary increases in 2013.We believe that base salaries for Imation’s executive officers are positioned at competitive levels and reflect individual performance.

Bonuses:    We believe that a portion of compensation should focus our executive management on achieving short-term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that our non-sales commissionable employees should be eligible to be rewarded based on the same company-wide and/or business unit performance criteria wherever possible. Therefore, our practice is to award cash bonuses each year based upon annual performance objectives for Imation at a corporate and/or business unit level for the previous calendar year to our eligible employees, including our executive officers, through our Annual Bonus Plan (“ABP”). The Committee approves an annual ABP target bonus amount, as a percentage of base salary, for our eligible non-sales commissionable employees, based on career level. In determining the target bonus amount for the executive officers, the Committee reviews the bonus percentage with reference to market data from the peer group, and for executive officers other than the CEO, recommendations by the CEO. The Committee’s determination of the target bonus amount for the CEO is made with input from its compensation consultant regarding market data from the peer group and a review of appropriate bonus level based on CEO experience and is recommended to the independent members of the Board of Directors for approval. The 2013 target bonus amounts ranged from 50% to 60% of base salary for executive officers other than the CEO, and 100% of base salary for the CEO.

Additionally, the Board approves the ABP financial performance targets as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance at a minimum or threshold level, a target level, and a maximum or stretch level. In February 2013, the Board of Directors approved the design and categories of financial performance targets for the 2013 Annual Bonus Plan.

The payout of bonuses for 2013 for executive officers who are not business unit leaders (Messrs. Lucas, Zeller and Breedlove) was to be derived through achievement of certain levels of Board approved performance targets for liquidity1 and EBITDA2, with a single liquidity target required to be

1 We calculate liquidity as cash plus availabilities under our credit facilities.

2 We calculate EBITDA as earnings before interest, taxes, depreciation and amortization, excluding restructuring and other charges, recognition of European consumer levy benefits and associated levy litigation costs, 2013 executive LTI expense and discontinued operations.

reached before any payment could be made. These targets were chosen for 2013 because the Board believed they should be the key metrics in measuring our 2013 financial performance. The Board believed that EBITDA reflects economic profitability and is more closely linked to shareholder value at a corporate level.

The payout of bonuses for executive officers who are also business unit leaders (Messrs. Bosler and Williams) was to be derived through a combination of achievement of both the plan for other executive officers (30% of the bonus opportunity) and a business unit plan for each of their respective business units, Consumer Storage and Accessories (“CSA”) and Tiered Storage and Solutions (“TSS”) (70% of the bonus opportunity). The business unit plans were based on achievement of net revenue, direct operating income and days of inventory supply3. These business unit targets were chosen for 2013 because the Board believed they should be the key metrics in measuring our 2013 business unit performance.

For the bonus plan for executive officers, the liquidity target for 2013 was $125 million. Imation must achieve the threshold level of liquidity before any payout is made. The performance targets for EBITDA were as follows (dollars in millions): target (100%): $0.4, maximum (200%): $22.5. At target performance for EBITDA, a 100% payout of an employee’s annual targeted bonus percentage would be payable and at the maximum performance for EBITDA, 200% would be payable. If the full year EBITDA target was not met, a payout of 50-75% could be made if fourth quarter EBITDA was at least positive (50%) up to $8.5 million (75%). Based on EBITDA performance, bonuses can be payable under this plan at any percentage between 50% and 75% (if the fourth quarter EBITDA is at least positive) or between 100% to 200% if full year EBITDA reaches at least the target (100%) level.

For the bonus plan for executive officers who are also business leaders, the performance targets at the target (100% level, the 50% (threshold) level and 200% (maximum) level for 2013 were as follows (dollars in millions):

CSA:

Target (100%): net revenue: $442, direct operating income: $14.9, days of inventory supply: 74,

Threshold (50%): net revenue: $398, direct operating income: $8.1, days of inventory supply: 79

Maximum (200%): net revenue: $519, direct operating income: $25.4, days of inventory supply: 66

TSS:

Target (100%): net revenue: $420; direct operating income: ($19.4), days of inventory supply: 87

Threshold (50%): net revenue: $378, direct operating income: ($27.1), days of inventory supply: 92

Maximum (200%): net revenue: $494, direct operating income: ($7.7), days of inventory supply: 79

The three business unit 2013 ABP targets were each weighted one-third. Each target is reviewed individually to determine what performance percentage was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus percentage would be payable and at the maximum performance for each factor 200% would be payable. Based on performance against each factor, total bonuses can be payable at percentages between 0% and 200%.

These performance-based annual bonuses are typically based on the base salary and bonus percentage in effect for each individual as of December 31 of the year for which the bonus is being

3 We calculate net revenue as defined by generally accepted accounting principles in the United States; direct operating income based on direct gross margin less direct operating expenses; and days of inventory supply based on the average of the four quarter-ending days of inventory supply (current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days).

paid. A bonus level for an individual can change based on a promotion during the year, and for executive officers, the bonus percentage is typically prorated based on the date of promotion or other change. For 2013, the named executive officers could earn cash bonuses up to the following amounts:

Executive Officer	Bonus at Threshold Performance Level (50% of Target)	Bonus at Target Performance Level	Bonus at Maximum Performance Level (200% of Target)
Mark E. Lucas	50% of Base Salary	100% of Base Salary	200% of Base Salary

Paul R. Zeller	30% of Base Salary	60% of Base Salary	120% of Base Salary

Gregory J. Bosler	30% of Base Salary	60% of Base Salary	120% of Base Salary

John P. Breedlove	25% of Base Salary	50% of Base Salary	100% of Base Salary

R. Ian Williams	25% of Base Salary	50% of Base Salary	100% of Base Salary

If a bonus is payable, it also may be adjusted up or down by an amount up to 10% of the amount paid based on achievement of individual performance objectives. For 2013, Imation’s corporate performance exceeded the liquidity target and did not meet the target with respect to full-year EBITDA. However, fourth quarter EBITDA as calculated under our ABP was $8.7 million, resulting in an executive officer ABP payout of 75%.

The CSA business unit performed over target with respect to net revenue, over target with respect to direct operating income and over target with respect to days of inventory supply. The TSS business unit performed below target with respect to net revenue, near target with respect to direct operating income and over target with respect to days of inventory supply. Based on Imation’s 2013 results, CSA had a payout of 165.0% and TSS had a payout of 121.3% resulting in total APB payouts to Mr. Bosler and Mr. Williams of 148.8% and 105.1%, respectively, when combined with the corporate portion of their bonus opportunity. The 2013 APB payout demonstrates alignment between pay and performance under our ABP.

LTI:    We believe that LTI compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. As Imation continues its transition, the Committee believes that it is even more critical to ensure long-term motivation for its executive officers. Our 2013 annual LTI grants were evaluated with reference to the 75th percentile of current market data, reflecting the turnaround nature of our strategic plan and tying more of the total compensation to drive long-term shareholder value. In 2013, the Committee determined 100% of the value of each executive’s annual LTI award would be a performance-based award, which would be received only if performance targets based on reductions of operating expenses in 2013, 2014 and 2015 set by the Committee are met, further aligning our executive compensation program with the long-term performance of Imation. The Committee believed that reducing our operating expenses is an important factor to our long-term performance in order to right-size our infrastructure to match the size of our smaller businesses. Our 2013 LTI compensation consisted of a combination of 20% performance-based shares of restricted stock and an 80% performance-based cash component. If the operating expense reduction target in each year does not meet the target, 0% will vest or be paid out; if the expense reduction target is met for the year, one-third of the restricted shares will vest and one-third of the cash award will be paid out. The metric for 2013 was an operating expense reduction of $25 million, which was met; therefore one-third of each executive officer’s cash award was paid out and one-third of the restricted stock award vested.

We believe that through our use of LTI our named executive officers are incented and rewarded to improve returns for shareholders. Restricted stock provides a return to the employee only if he or she remains an Imation employee until the restricted stock has vested (which vesting may require the meeting of certain performance metrics), and can provide additional returns if the market value of the stock appreciates over the price at the grant date. Restricted stock can also depreciate from the value calculated at the grant date if the price at vesting is less than the price at the grant date.

Our practice for determining LTI grants to executive officers other than the CEO, as approved by the Committee, is to first determine the total value of compensation that should be provided as LTI consistent with the Committee’s compensation philosophy. Subsequent to that determination, our practice is to have the CEO make recommendations to the Committee, for executives other than the CEO, which can include time-based or performance-based stock options or shares of restricted stock and cash performance-based awards, that have an estimated fair market value equal to that total amount on the date of grant. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the market data from the Committee’s compensation consultant, the Committee’s practice is to review and recommend LTI grants for the CEO to the independent members of the Board.

We determine the value of the stock options and restricted stock using the Committee’s compensation consultant’s Black-Scholes valuation model to determine the approximate number of shares to be granted. The exact number of shares is determined based on the compensation consultant’s valuation model and the closing stock price on the date of grant.

With the exception of promotions and new hires, the CEO typically reviews the proposed awards during the February Committee and Board meetings for that year and the awards are finalized and granted at the May Committee and Board meetings. This timing typically enables us to consider prior year performance by Imation and the potential recipients and our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Except in the case of new hires and mid-year grants, the grant date of stock options, restricted stock and cash performance awards is typically the date of the approval of the grants. For new hires and mid-year grants, LTI awards are typically granted the first Monday of the month following the hire or approval date. The exercise price of stock options is the closing price of the underlying common stock on the grant date. For 2013, we reviewed the proposed awards with the Committee and the Board in late December 2012 and they were approved at that time, with the performance-based cash award to be granted on the first Monday of January and the performance-based restricted stock award to be granted in May of 2013, at the same time as the equity grants are typically made each year. This approval varied from the normal practice of granting LTI awards in May of each year because we believe that the grants will provide a key incentive as we continue to transform our organization.

2013 Compensation:    As a result of the processes described above, the Committee made the following compensation decisions for 2013 with respect to base salary and bonus based on a review of the named executive officers’ position, experience, performance and peer group compensation:

•	There were no base salary adjustments for any named executive officer.

•

There were no adjustments to target bonus percentages for any named executive officers except Mark Lucas. The Board of Directors increased Mr. Lucas’ target bonus percentage from 90% of base salary to 100% of base salary retroactive to January 1, 2013. As shown in the Summary Compensation Table, Mr. Lucas’ salary and bonus compensation in 2013 were higher than our other named executives. The Committee believes that the difference in compensation is appropriate due to the level of overall responsibility our CEO has for the business and operations of Imation compared to our other executive officers and is consistent with comparative market data for the CEO position.

•	The Committee, and in the case of the CEO, the independent members of the Board, granted performance-based restricted stock and a performance-based cash award as described in the table “Grants of Plan-Based Awards for Fiscal 2013.” The grants were the annual LTI grants made as part of the process described above.

Stock Ownership Guidelines:    The Committee has approved stock ownership guidelines as a multiple of base pay for executive management as follows: CEO (3x), CFO (2x) and Senior Vice Presidents and Vice Presidents (1x). The stock ownership guidelines were set based on the Committee’s review of an analysis of our peer group and market trends prepared by the Committee’s compensation consultant. Executives are generally expected to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) Plan holdings but exclude unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met.

The value of an executive’s ownership is calculated two ways, based on (1) the current market value and (2) the market value at the time the executive became subject to the executive stock ownership guidelines. An executive is in compliance if the executive meets the guidelines under either calculation. All the executive officers that have reached their 5-year target date meet the stock ownership guidelines.

Anti-Hedging and Pledging Policy:    In February 2014, the Board of Directors approved an Anti-Hedging and Pledging Policy applicable to the Board of Directors and our executive officers. The Board of Directors believes that ownership of Imation stock by executive officers and members of the Board of Directors promotes alignment of the interests of the Company’s shareholders with those of its leadership. The Board recognized that (i) transactions that are designed to hedge or offset declines in the market value of the Company’s stock can disrupt this alignment, interfere with Imation’s compensation programs and philosophies, and undermine policies regarding stock ownership and (ii) pledging of the Company’s stock by executive officers and directors as collateral for indebtedness can be adverse to the interests of the Company’s shareholders because it creates the risk of forced sales that depress the value of the Company’s stock, create risk of legal violations, and may encourage excessive risk-taking. The Anti-Hedging and Pledging Policy prohibits executive officers and directors from, directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, short sales, equity swaps, collars, or exchange funds); or (ii) pledging, hypothecating, or otherwise encumbering shares of Imation common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.

Recoupment or Clawback Policy:    The Committee has approved a recoupment or clawback policy which provides that each of our officers would be required, at the request of the Committee, to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct. The recoupment applies to amounts received under our ABP and to stock option grants, restricted stock and performance cash awards and is specifically set forth in ABP documents and in officer stock option and restricted stock agreements beginning in 2008.

Severance Benefits:    We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We also believe severance benefits are needed in order to attract and retain highly qualified key executives and provide competitive total compensation. While the Committee considers severance benefits to be an important element of a competitive compensation package, it does not consider severance benefits to be a significant factor in determining annual total compensation. We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table.

The severance agreements provide certain benefits upon termination of employment depending on the circumstances of termination, for example, excluding termination for Cause (as defined in the severance agreement) and including a change of control. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s belief providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The severance agreements with our executive officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more appropriate than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a change of control in which the executive officer’s employment is not terminated. The Committee reviewed the severance agreement in 2012 and determined that it was appropriate to remove the provisions that provide an executive with a cash “gross-up payment” to cover any federal excise tax due under Section 4999 of the Internal Revenue Code for any executive hired after August 8, 2012 (the date of the Committee meeting). The Committee determined it was not appropriate to adjust the existing severance agreements with respect to the “gross-up payment” as the provision of this clause may have been material to executives in their decision to take a position with Imation.

For details on the terms of the severance provisions in the severance agreements and the amounts each executive officer would have received under the applicable agreement based on a hypothetical termination date of December 31, 2013, see “Severance Agreements with Named Executive Officers.”

Retirement Plans:    The Committee believes that retirement plan benefits are important for employee retention and to be competitive in the marketplace. Imation provides the following retirement plans for U.S.-based employees:

•

A 401(k) Plan under which eligible employees may contribute up to 60% of eligible earnings (up to certain IRS limits, which in 2013 were $17,500, plus an additional $5,500 for employees who have attained age 50). For 2013, the matching contribution formula under the 401(k) Plan was considered a “safe harbor” design under the Internal Revenue Code and IRS rules and is 100% of an employee’s contributions up to 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2013 was $12,750. Each named executive officer contributed an amount sufficient to receive the maximum matching contribution. The amount of the matching contribution is provided in the Supplemental All Other Compensation Table. Matching contributions are made in the form of Imation stock and are immediately vested. In addition, management and the Committee approved making a performance-based discretionary contribution to the 401(k) Plan in the form of Imation stock of between 1% to 3% of an employee’s eligible earnings if we met or exceeded certain EBITDA metrics during 2013. The EBITDA metrics were met at a level to provide for a 1.5% payout.

•

A Cash Balance Pension Plan (the “Pension Plan”), which was “frozen” as to new participants effective December 31, 2009; this means no employees hired or rehired after December 31, 2009 are eligible to participate in the Pension Plan. In addition, the Pension Plan was later amended to “freeze” the benefits of participants effective December 31, 2010. This means no participants in the Pension Plan will receive “pay credits” under the Pension Plan after December 31, 2010. Accrued benefits as of December 31, 2010 will continue to receive “interest credits” under the Pension Plan until a participant receives a distribution.

•	A Non-Qualified Pension Plan, which is a non-qualified supplemental retirement plan under the Internal Revenue Code that covers a select group of management or highly compensated employees. An eligible participant in the Non-Qualified Pension Plan receives a benefit upon termination of employment that makes up for benefits the employee did not receive (1) under the Pension Plan because of limits on Pension Plan benefits imposed by section 415 of the Internal Revenue Code and the compensation limit under section 401(a)(17) of the Code and (2) under the 401(k) Plan for performance-based discretionary contributions on and after December 31, 2011 because of the compensation limit under section 401(a)(17) of the Code (which was $255,000 in 2013). Like the Pension Plan, the Non-Qualified Pension Plan was “frozen” as to new participants effective December 31, 2009, except for certain newly hired (or rehired) employees who are named as participants in the Non-Qualified Pension Plan on or after December 31, 2011 for purposes of receiving a benefit based on the 401(k) Plan performance-based discretionary contribution portion of the formula.

Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.”

Other Compensation and Benefits:    The CEO annually reviews with the Committee the perquisites that executive officers receive. Prior to 2012, executive officers received certain perquisites not available to all employees, primarily including the reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount), the payment of premiums on an executive life insurance policy (grossed-up to cover the taxes on the amount), and the payment of costs associated with a comprehensive annual medical exam not covered under our medical plan. The Committee determined, effective January 1, 2012, that executive officers should receive a perquisite allowance at the 50th percentile (based on Aon Hewitt’s total compensation survey of manufacturing and technology companies and other general industry companies of relatively comparable size), which is not grossed-up. The executive officers may use the allowance for any perquisite they choose, including continuation of the executive life insurance policy. The Committee determined that providing the perquisite allowance was more in line with market data and aligned with shareholder concerns about provision of gross-ups for taxes for executive officers. There was no increase in the perquisite allowance in 2013. The Committee determined to continue the payment of the portion of costs associated with a comprehensive annual medical exam not covered by our medical plan separate from the perquisite allowance.

Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability, vision insurance and legal services plans as well as a flexible spending account and paid time off programs.

Other Significant Compensation Decisions

In May 2013, the Committee reviewed and approved a change in our peer group for 2014 in order to include companies in industries more similar to the Company and remove those with a primary focus on retail and/or consumer electronics. The Committee approved the removal of Harman Intl, NVIDIA and Microchip Technologies and the addition of F5 Networks, Inc., Arris Group Inc., Black Box Corp., Power-One Inc., Intermec, Inc., and Avid Technology, Inc. to our peer group for 2014 compensation decisions.

In March 2014, the Board of Directors approved the design and categories of financial performance targets for the executive officers for its 2014 Annual Bonus Plan. The payout of bonuses for executive officers who are not business unit leaders will be derived through achievement of certain levels of board approved performance targets for cash flow, corporate EBITDA and revenues from certain portions of the Company’s Tiered Storage and Solutions (TSS) business segment. The payout of bonuses for executive officers who are also business unit leaders will be derived through a combination of achievement of both the plan for other executive officers and a business unit plan, which for Consumer Storage and Accessories (CSA) is based on achievement of cash flow and CSA EBITDA and for TSS is based on TSS EBITDA, revenues from certain portions of the TSS business and cash flow and EBITDA from other portions of the TSS business.

Deductibility of Executive Compensation:    Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation (which is not performance-based) in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option, or when a performance-based restricted stock or cash performance-based awards vest, generally qualifies as performance-based compensation which will not be subject to the $1 million limitation. Salary and time-based restricted stock awards are subject to the Section 162(m) $1 million deduction limit. For fiscal year 2013, the compensation paid to Mr. Lucas was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:    Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall performance-based compensation philosophy and business objectives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION COMMITTEE
David P. Berg, Chairman Theodore H. Bunting, Jr.
William G. LaPerch
David B. Stevens

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2013 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2013.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark E. Lucas	2013	754,815	0	703,845	0	1,379,433	3,097	44,054	2,885,244
President and Chief Executive	2012	749,691	0	757,315	617,545	0	16,953	43,400	2,184,904
Officer	2011	733,091	0	704,418	1,139,737	172,727	3,073	183,983	2,937,029

Paul R. Zeller	2013	438,008	0	219,233	0	450,100	13,645	30,950	1,151,936
Senior Vice President and	2012	435,239	0	219,146	178,699	0	18,528	32,188	883,800
Chief Financial Officer	2011	425,747	250	230,957	373,683	63,726	15,791	32,903	1,143,057

Gregory J. Bosler	2013	372,007	0	184,616	0	545,455	1,346	64,530	1,167,954
Senior Vice President, Group	2012	369,584	0	184,545	150,484	0	4,430	64,971	774,014
President Consumer Storage and Accessories	2011	363,276	0	161,672	261,581	56,798	1,424	73,602	918,353

John P. Breedlove(7)	2013	317,006	0	92,306	0	225,542	0	29,954	664,808
Vice President, General	2012	314,583	0	92,269	75,242	0	0	29,300	511,394
Counsel and Secretary

R. Ian Williams(8)	2013	300,006	0	138,461	0	317,650	0	25,850	781,967
Vice President, Group President
Tiered Storage and Solutions

(1)	The amount shown for 2011 is a 25 year service award (including service credit for service with 3M) for Mr. Zeller. We award annual bonuses solely based on our achievement of certain performance targets. Accordingly, annual bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	In accordance with Finance Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $3.75 (May 8, 2013), $5.79 (May 1, 2012) and $9.55 (May 4, 2011). The restricted stock portion of the LTI, granted on May 8, 2013, was performance-based and vested on February 26, 2014 based on the achievement of the 2013 performance metric. Pursuant to SEC rules, the amount included in the table for the May 8, 2013 performance-based restricted stock awards reflects achievement of the 2013 performance metric, which was the probable outcome of the awards at the time of grant. See “Compensation Discussion and Analysis-LTI”

(3)	In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: Options granted on May 1, 2012: risk free rate: 1.082%; expected life: 5.95 years; volatility: 45.08%; and dividend yield: 0%; resulting in a grant date fair value of $2.53 per share; options granted on May 3, 2011: risk free rate: 2.232%; expected life: 5.80 years; volatility: 43.96%; and dividend yield: 0%; resulting in a grant date fair value of $4.26 per share.

(4)	The amounts shown are for the cash payments payable to the named executive officers under our ABP and the cash-based LTI performance award for meeting the 2013 performance metric. Information regarding the performance-based cash awards granted in 2013 is provided in the Grants of Plan-Based Awards For Fiscal 2013 table below. See “Compensation Discussion and Analysis-Bonuses” and “Compensation Discussion and Analysis-LTI.”

(5)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2013 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.” The 2012 present value of our pension plans was calculated using the following assumptions: a discount rate of 3.50%; an interest crediting rate of 2.50%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 7.1667; Mr. Zeller 12.3333; and Mr. Bosler: 13.75: and the following present value factor: Mr. Lucas: 0.9328; Mr. Zeller: 0.8871 and Mr. Bosler: 0.8750. The 2011 present value of our pension plans was calculated using a discount rate of 3.75%; an interest crediting rate of 2.75%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 8.1667; Mr. Zeller: 13.3333 and Mr. Bosler: 14.75; and the following present value factor: Mr. Lucas: 0.9240; Mr. Zeller: 0.8789 and Mr. Bosler: 0.8669.

(6)	The items for 2013 that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(7)	Because Mr. Breedlove was not a named executive officer in 2011, his information is only provided for 2012 and 2013.

(8)	Because Mr. Williams was not a named executive officer in 2011 or 2012, his information is only provided for 2013.

Supplemental All Other Compensation Table
Name	Perks and Other Personal Benefits ($)(1)	Tax Reimbursements ($)		Registrant Contributions to 401(k) and Non-Qualified Pension Plans ($)(2)
Mark E. Lucas	31,304	0		12,750
Paul R. Zeller	18,200	0		12,750
Gregory J. Bosler	39,478	12,302	(3)	12,750
John P. Breedlove	17,204	0		12,750
R. Ian Williams	13,100	0		12,750

(1)	These amounts represent the perquisite allowance for the named executive officers. Mr. Lucas’ and Mr. Breedlove’s amounts also reflect payments of $404 under our employee wellness program. Mr. Bosler’s amount also reflects payments of $58 under our employee medical plan opt-out program and $22,620 under our executive relocation policy.

(2)	The amount shown is the value of our matching contribution of common stock to the accounts of the named executive officers under our 401(k) Plan. See “Compensation under Retirement Plans.”

(3)	This amount reflects a gross-up for taxes on Mr. Bosler’s payment under our executive relocation policy.

Grants of Plan-Based Awards

The following table summarizes the 2013 grants of equity and non-equity plan-based awards made to each of the named executive officers in the Summary Compensation Table.

Grants of Plan-Based Awards For Fiscal 2013
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date(4)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mark E. Lucas			377,400	754,800	1,509,600
	Jan 7, 2013	Dec 7, 2012		2,440,000
	May 8, 2013	Dec 7, 2012					187,692		703,845

Paul R. Zeller			131,400	262,800	525,600
	Jan 7, 2013	Dec 7, 2012		760,000
	May 8, 2013	Dec 7, 2012					58,462		219,233

Gregory J. Bosler			111,600	223,200	446,400
	Jan 7, 2013	Dec 7, 2012		640,000
	May 8, 2013	Dec 7, 2012					49,231		184,616

John P. Breedlove			79,250	158,500	317,000
	Jan 7, 2013	Dec 7, 2012		320,000
	May 8, 2013	Dec 7, 2012					24,615		92,306

R. Ian Williams			75,000	150,000	300,000
	Jan 7, 2013	Dec 7, 2012		480,000
	May 8, 2013	Dec 7, 2012					36,923		138,461

(1)	The first line for each named executive officer represents a bonus opportunity under our 2013 ABP for 2013 performance. The actual amount paid out under our 2013 ABP is described in the Summary Compensation Table. The 2013 ABP performance conditions are described under “Compensation Discussion and Analysis-Bonuses.” The second line for each named executive officer represents the LTI opportunity under the performance-based cash award granted in January 2013 under our 2011 Stock Incentive Plan. The actual amount paid out under our 2013 performance-based cash award is described in the Summary Compensation Table. The performance-based cash award metrics are described under “Compensation Discussion and Analysis-LTI.”

(2)	The restricted stock, which was part of the LTI opportunity granted under our 2011 Stock Incentive Plan, vests on February 26, 2014 if the performance metric is met for 2013. The performance metric was met. The restricted stock becomes immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause) to the extent the performance metric had been met and the only remaining condition of vesting is the passage of time. If an executive officer’s position is eliminated as part of a restructuring program (other than for cause or as described in the previous sentence) or an executive officer dies or is deemed to have suffered a disability, then the restricted stock will vest for the performance period occurring during the year of termination, as if the executive officer had remained employed until the end of the year, but only if the performance standard was achieved. Dividends, if any, on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests. The restricted stock reflects one third of the total restricted stock award granted since the performance metrics for 2014 and 2015 had not been established. See ““Compensation Discussion and Analysis-LTI.”

(3)	The grant date fair value of the restricted stock reflects the achievement of the 2013 performance metric which was the probable outcome of the award at the time of grant.

(4)	For the LTI grants, the Committee made an exception to the general policy that the grant date is the date of the approval of the grants. This approval varied from the normal practice of approving LTI awards in May of each year because we believed that the grants provided a key incentive to our executive officers as we continue to transform our organization. See “Compensation Discussion and Analysis-LTI.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 31, 2013 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at 2013 Fiscal Year-End
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mark E. Lucas	490	(3)			41.33	04/13/2017
	7,984	(3)			37.59	05/09/2017
	11,574	(3)			24.09	05/07/2018
	235,602				8.36	04/06/2019
	120,336		40,112	(4)	10.61	05/04/2020
	178,362		89,182	(5)	9.65	05/03/2021
	81,363		162,726	(6)	5.79	05/01/2022
							325,758	(10)	1,524,547

Paul R. Zeller	24,500				34.17	05/03/2015
	20,700				41.62	05/03/2016
	26,460				37.59	05/09/2017
	48,780				24.02	05/06/2018
	57,328				10.19	05/05/2019
	42,542		14,181	(4)	10.61	05/04/2020
	58,479		29,240	(5)	9.65	05/03/2021
	23,544		47,088	(6)	5.79	05/01/2022
							101,048	(11)	472,905

Gregory J. Bosler	16,000				9.64	02/02/2019
	19,108				10.19	05/05/2019
	16,544		5,515	(4)	10.61	05/04/2020
	40,936		20,468	(5)	9.65	05/03/2021
	19,827		39,654	(6)	5.79	05/01/2022
							83,021	(12)	388,538

John P. Breedlove	24,577		12,289	(7)	9.25	06/06/2021
	9,913		19,827	(6)	5.79	05/01/2022
							38,569	(13)	180,503

R. Ian Williams	6,262		6,262	(8)	11.31	03/07/2021
	17,544		8,772	(5)	9.65	05/03/2021
	9,913		19,827	(6)	5.79	05/01/2022
	5,102		10,204	(9)	4.26	12/03/2022
							58,822	(14)	275,287

(1)	Restricted stock granted prior to 2011 vests 25% per year, beginning on the first anniversary of the grant date. The restricted stock granted in 2011 and 2012 vests 1/3 per year, beginning on the first anniversary of the grant date. The restricted stock granted in 2013 vests 1/3 per year, provided the performance metric for the applicable year is met. See “Compensation Discussion and Analysis-LTI.”

(2)	The market value is based on the closing price at December 31, 2013 (the last business day of the year) of $4.68.

(3)	These options were granted for Mr. Lucas’ service while he was a director of Imation.

(4)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 4, 2010. For each named executive officer, the following options will vest on May 4, 2014: Mr. Lucas: 40,112; Mr. Zeller: 14,181; and Mr. Bosler: 5,515.

(5)	This option vests 1/3 each year, beginning on the first anniversary of the grant date of May 3, 2011. For each named executive officer, the following options will vest on May 3, 2014: Mr. Lucas: 89,182; Mr. Zeller: 29,240; Mr. Bosler: 20,468; and Mr. Williams: 8,772.

(6)	This option vests 1/3 each year, beginning on the first anniversary of the grant date of May 1, 2012. For each named executive officer, the following options will vest on May 1, 2014: Mr. Lucas: 81,363; Mr. Zeller: 23,544; Mr. Bosler: 19,827; Mr. Breedlove: 9,913 and Mr. Williams: 9,913; and on May 1, 2015: Mr. Lucas: 81,363; Mr. Zeller: 23,544; Mr. Bosler: 19,827; Mr. Breedlove: 9,914 and Mr. Williams: 9,914.

(7)	This option vests 1/3 each year, beginning on the first anniversary of the grant date of June 6, 2011. 12,289 options will vest on June 6, 2014.

(8)	This option vests 25% each year, beginning on the first anniversary of the grant date of March 7, 2011. 3,131 shares will vest on each March 7, 2014 and 2015.

(9)	This option vests 1/3 each year, beginning on the first anniversary of the grant date of December 3, 2012. 5,102 shares will vest on each December 3, 2014 and 2015.

(10)	With respect to these shares: an aggregate of 94,467 shares will vest on May 1 and 4, 2014 and 43,599 shares will vest on May 1 2015; 62,564 shares will vest on each February 26, 2015 and 2016 if the performance metrics for the applicable year have been met and 62,564 vested on February 26, 2014 since the 2013 performance metric was met. See “Compensation Discussion and Analysis-LTI.”

(11)	With respect to these shares: an aggregate of 29,969 shares will vest on May 1 and 4, 2014 and 12,617 shares will vest on May 1, 2015; 19,487 shares will vest on February 26, 2015 and 19,488 shares will vest on February 26, 2016 if the performance metrics for the applicable year have been met and 19,487 vested on February 26, 2014 since the 2013 performance metric was met. See “Compensation Discussion and Analysis-LTI.”

(12)	With respect to these shares: an aggregate of 23,165 shares will vest on May 1 and 4, 2014; and 10,625 shares will vest on May 1, 2015; 16,410 shares will vest on February 26, 2015 and 16,411 shares will vest on May 8, 2016 if the performance metrics for the applicable year have been met and 16,410 shares vested on February 26, 2014 since the 2013 performance metric was met. See “Compensation Discussion and Analysis-LTI.”

(13)	With respect to these shares: 5,312 shares will vest on May 1, 2014; and 3,330 shares will vest on June 6, 2014; and 5,312 shares will vest on May 1, 2015; 8,205 shares will vest on each February 26, 2015 and 2016 if the performance metrics for the applicable year have been met and 8,205 shares vested on February 26, 2014 since the 2013 performance metric was met. See “Compensation Discussion and Analysis-LTI.”

(14)	With respect to these shares: 1,718 shares will vest on March 7, 2014 and 2015, 5,312 shares will vest on May 1, 2014 and 2015, 2,419 will vest on May 4, 2014 and 2,710 will vest on December 3, 2014 and 2015; 12,307 on February 26, 2015 and 12,308 on February 26, 2016 if the performance metrics for the applicable year have been met and 12, 308 vested on February 26, 2014 since the 2013 performance metric was met. See “Compensation Discussion and Analysis-LTI.”

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2013 for each of the named executive officers in the Summary Compensation Table.

Option Exercises and Stock Vested For Fiscal 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark E. Lucas	0	0	126,608	455,568
Paul R. Zeller	0	0	32,606	116,456
Gregory J. Bosler	0	0	26,802	95,984
John P. Breedlove	0	0	8,641	33,052
R. Ian Williams	0	0	12,158	46,572

(1)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting.

Compensation Under Retirement Plans

In the past several years we made changes to our retirement plans to reduce our overall expenses and the risks associated with the volatility of defined benefit pension plan expenses and to more closely align our retirement benefit design with that of our peer companies.

Our Retirement Investment Plan (the “401(k) Plan”), a tax-qualified defined contribution pension plan under the Internal Revenue Code, covers our eligible domestic employees. Eligible employees may enroll in the 401(k) Plan after joining Imation and may contribute up to 60% of eligible earnings on a pre-tax basis, up to a maximum amount determined each year by the IRS. In 2013, the IRS limit was $17,500, plus an additional $5,500 for employees who have attained age 50.

Under the 401(k) Plan, the “safe harbor” matching contribution formula is 100% of the employee’s contributions up to 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2013 was $12,750. Matching contributions are made in the form of Imation stock (which the participant may elect to immediately transfer to other investment funds available under the 401(k) Plan) and are immediately vested. The 401(k) Plan also allows Imation to make an annual performance-based discretionary contribution on behalf of eligible employees. For 2013, management and the Committee decided that a performance-based contribution would be made if we met or exceeded certain financial metrics during the year. The metric chosen were the same EBITDA metrics used in the ABP, with the target and maximum resulting in a performance-based contribution determined as a percent of eligible earnings of 2% and 3%, respectively and the 4th quarter EBITDA metric resulting in a performance-based contribution determined as 1 to 1.5% percent of eligible earnings. If the target level was met, the contribution would be prorated accordingly. Since the 4th quarter EBITDA metric was exceeded, a performance-based discretionary contribution of 1.5% was made for 2013.

Our Cash Balance Pension Plan, a tax-qualified defined benefit pension plan under the Internal Revenue Code (the “Pension Plan”), was “frozen” as to new participants effective December 31, 2009; this means no employees hired or rehired after December 31, 2009 are eligible to participate in the Pension Plan. In addition, the Pension Plan was later amended to “freeze” the benefits of participants in the Pension Plan effective December 31, 2010. This means no participants in the Pension Plan will receive credit for new benefit accruals (referred to as “pay credits” under the Pension Plan) after

December 31, 2010; their accrued benefits as December 31, 2010 will continue to receive annual interest credits (equal to the average yield on 30-year U.S. Treasury Bonds for November of the previous year) until they receive a distribution. For the 2013 Pension Plan year, the interest-crediting rate was 2.8%. Effective December 31, 2010, we also “froze” the additional benefits that had been provided each year under our Pension Plan to certain eligible former 3M Company employees who had accrued additional benefits in our Pension Plan since the spin-off in 1996.

Employees who participate in the Pension Plan may begin receiving payment of their vested accrued benefit after they terminate employment. The accrued benefit becomes vested when a current employee attains age 65 or has completed three years of vesting service under the Pension Plan. Payment of the vested accrued benefit may be in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants who elect to receive payment of their accrued benefit before they attain age 65 will receive a reduced benefit based on factors under the Pension Plan.

The Internal Revenue Code and IRS rules impose certain limitations on the amount of benefits that may be provided under tax qualified retirement plans, such as our 401(k) Plan and Pension Plan. These limits, among other things, cap the amount of compensation that may be considered under the 401(k) Plan and Pension Plan (this limit under section 401(a)(17) of the Code was $255,000 in 2013). Our Non-Qualified Pension Plan provides retirement benefits for certain eligible employees affected by these limits. An eligible participant in the Non-Qualified Pension Plan receives a benefit upon termination of employment that makes up for benefits the employee did not receive (1) under the Pension Plan because of limits on Pension Plan benefits imposed by section 415 of the Internal Revenue Code and the compensation limit under section 401(a)(17) of the Code and (2) under the 401(k) Plan for performance-based discretionary contributions made on and after December 31, 2011 because of the compensation limit under section 401(a)(17) of the Code. Like the Pension Plan, the Non-Qualified Pension Plan was “frozen” as to new participants effective December 31, 2009, except for certain newly hired (or rehired) employees who are named as participants in the Non-Qualified Pension Plan on or after December 31, 2011 for purposes of receiving a benefit based on the performance-based discretionary contribution portion of the formula. Benefits under the Pension Plan and Non-Qualified Pension Plan are vested after three years of service with Imation.

The following table summarizes the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2013.

Pension Benefits
Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Mark E. Lucas	Pension Plan	5	23,588	0
	Non-Qualified Pension Plan	5	59,785	0
Paul R. Zeller	Pension Plan	28	213,278	0
	Non-Qualified Pension Plan	28	148,099	0
Gregory J. Bosler	Pension Plan	5	22,141	0
	Non-Qualified Pension Plan	5	13,467	0
John P. Breedlove	Pension Plan	N/A	N/A	0
	Non-Qualified Pension Plan	3	0	0
R. Ian Williams	Pension Plan	N/A	N/A	0
	Non-Qualified Pension Plan	3	0	0

(1)

Mr. Zeller, who was with 3M when Imation was spun-off in July 1996, has service credit for his years at 3M. However, this additional service credit has no effect under the Pension Plan because benefits under the Pension Plan are based on pay credits and interest credits. The credited service reported in this table does not impact the amount of benefits owed to each named executive under the Non-Qualified Pension Plan (because benefits under that plan are not calculated based on credited service) but it does show the vesting service each named executive has earned under the Pension Plan.

(2)	The present value was calculated using the following assumptions: a discount rate of 4.50%; an interest crediting rate of 3.50%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 6.1667; Mr. Zeller: 11.3333; and Mr. Bosler: 12.75; and the following present value factor: Mr. Lucas: 0.9424; Mr. Zeller: 0.8968 and Mr. Bosler: 0.8846. Mr. Breedlove and Mr. Williams are not eligible for benefits under the Pension Plan because they were hired after the Pension Plan was frozen as to new participants. Their benefits under the Non-Qualified Pension Plan will be based on performance-based discretionary contributions made on and after December 31, 2011 under the 401(k) Plan (if any) that they did not receive under the 401(k) Plan because of the compensation limit under section 401(a)(17) of the Code.

Severance Agreements With Named Executive Officers

We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table. The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than Cause (as defined below) or termination of employment by the executive for Good Reason (as defined below). No severance benefits become payable under the severance agreement in the event of termination of employment upon death or disability. Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any Paid Time Off (“PTO”) earned or accrued by the executive but not taken during the current year.

In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a Change of Control (as defined below) of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s base salary for the fiscal year in which the date of termination occurs.

In the event termination occurs after a Change of Control, the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•

if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•

if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

“Cause” for purposes of the severance agreement means termination of the executive officer’s employment for one of the following four reasons:

•	gross incompetence or substantial failure to perform the executive officers’ duties; or

•

misconduct that causes or is likely to cause harm to Imation or its reputation, as determined by Imation’s Board of Directors in its sole and absolute discretion (including insobriety at the workplace during working hours or the use of illegal drugs); or

•	failure to follow directions of the Board of Directors that are consistent with an executive officer’s duties; or

•

conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order by any federal or state regulatory agency permanently prohibiting the executive officer from participating in the conduct of the affairs of Imation.

“Good Reason” for purposes of the severance agreement means the occurrence of any of the following three events, other than in connection with the termination of employment or reassignment for Cause, for disability or for death:

•	a material diminution, either prior to or following a Change of Control, of an executive officer’s authority, duties or responsibilities compared to those as of the date of the severance agreement; or

•

a material diminution, either prior to or following a Change of Control, in an executive officer’s base compensation (specifically excluding any long-term incentive compensation), excluding any reduction of benefits for the employees of Imation as a whole that affects an executive officer in a manner comparable to other senior executives of Imation; or

•

a material change in the geographic location for performance of services following a Change of Control (but excluding a relocation that does not increase the executive officer’s commute by more than 10 miles).

In order to terminate for “Good Reason,” an executive officer must provide Imation written notice within 90 days of the initial existence of the Good Reason event and Imation must not have cured the “Good Reason” within 30 days of the receipt of the notice.

“Change of Control” for purposes of the severance agreement means any one of the following four events:

•

a transaction or series of related transactions where a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of Exchange Act) acquires beneficial ownership of at least 35% of our common stock; or

•

if the individuals who are a majority of our Board of Directors (the “Incumbent Directors”) as of the date of the severance agreement cease to be a majority. Any director who is later nominated for election or elected by a majority of the Incumbent Directors, will also be considered an Incumbent Director; or

•

a merger, reorganization, share exchange, consolidation or other similar transaction, a sale of all the assets of the Company or issuance of our stock in connection with the acquisition of stock or assets of another company, unless: (1) the existing beneficial owners of our Company own more than 50% of the outstanding common stock and voting power (in similar proportions as their ownership before the transaction); (2) no person, entity or group beneficially owns 35% or more of the outstanding common stock or voting power and (3) at least a majority of our Board of Directors are the same directors as of the time of the execution of the agreement or initial approval of the transaction; or

•	approval by the shareholders of dissolution of the Company.

We will also provide the executive with a lump sum payment equal to the employer portion of our standard medical and dental insurance coverages, as elected by the executive, in an amount equivalent to 12 months of coverage following the date of termination or 24 months of coverage after termination if the termination follows a Change of Control.

The performance-based restricted stock and performance-based cash awards granted in 2013 would also vest for the applicable year if the executive officer’s position were terminated due to a restructuring during the year (but not for cause or after a change in control (which is described below)) and the performance criteria were met for the year of termination (but there would be no vesting for future years.) In addition, in the event of a termination within two years of a Change of Control, all shares of restricted stock owned or held by the executive and all unvested stock options that vest over time will immediately vest without further restriction. Performance-based restricted stock and performance-based stock options vest only if the performance metrics have been met and the only remaining condition to vesting is the passage of time. The performance-based cash awards will also vest at the target (100%) level. See “Severance Benefits.”

The severance agreement also provides that if an executive receives payments that would subject him/her to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he/she will also receive a cash “gross-up” payment so that he/she will be in the same net after-tax position that he/she would have been in had such excise tax not been applied; provided however, that if the value of all payments does not exceed 110% of the “safe harbor” amount under the Internal Revenue Code where no excise tax is due, then no “gross-up” payment would be made and the amounts payable would be reduced so that they equal the “safe harbor.”

The Committee reviewed the severance agreement in 2012 and determined that it was appropriate to remove the provisions that provide an executive with a cash “gross-up” payment to cover any federal excise tax due under Section 4999 of the Internal Revenue Code for any executive hired after August 8, 2012 (the date of the Committee meeting). The elimination of the reduced severance benefits does not affect any of our current executive officers. The Committee determined it was not appropriate to adjust the existing severance agreements with respect to the “gross-up” payment as the provision of this clause may have been material to executives in their decision to take a position with Imation. The severance agreement also provides that the payments under the agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code.

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Non-Qualified Pension Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition.

For a description of the amounts payable to the named executive officers under the severance agreement based on a hypothetical termination of employment on December 31, 2013 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance Benefits.”

Severance Benefits.    Based upon a hypothetical termination date of December 31, 2013, the severance benefits for our named executive officers for a qualified termination without a Change of Control would have been as described below:

Name	Base Salary ($)(1)	Targeted Bonus ($)(1)(2)	Medical and Dental Insurance Benefits ($)(3)	Accrued Unused PTO ($)	Total ($)
Mark E. Lucas	754,800	754,800	15,951	21,773	1,547,324
Paul R. Zeller	438,000	262,800	24,307	0	725,107
Gregory J. Bosler	372,000	223,200	24,307	9,300	628,807
John P. Breedlove	317,000	158,500	24,307	14,936	514,743
R. Ian Williams	300,000	150,000	24,307	4,039	478,346

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2013) and the bonus for the preceding year (2012) had been paid. The information above also excludes the payment of one third of the performance-based cash award, which was earned as of December 31, 2013 and payable regardless of a termination. See “Compensation Discussion and Analysis-LTI.”

(2)	As described above, this amount is equivalent to the target bonus for the year of termination (2013). See “Compensation Discussion and Analysis-Bonuses.”

(3)	These amounts include a gross-up for taxes.

Based upon a hypothetical Change of Control in 2013 and termination date of December 31, 2013, the severance benefits for our named executive officers for a qualified termination with a Change of Control would have been as described below:

Name	Base Salary ($)(1)	Bonus ($)(1)(2)	Medical and Dental Insurance Benefits ($)(3)	Value of LTI ($)(4)	Accrued Unused PTO ($)	280G Tax Gross Up ($)(5)	Total ($)
Mark E. Lucas	1,509,600	172,727	31,902	4,828,209	21,773	2,745,406	9,309,617
Paul R. Zeller	876,000	63,726	48,614	1,458,364	0	1,066,486	3,513,189
Gregory J. Bosler	744,000	56,798	48,614	1,218,401	9,300	814,732	2,891,845
John P. Breedlove	634,000	23,679	48,614	595,434	14,936	621,323	1,937,985
R. Ian Williams	600,000	29,651	48,614	866,608	4,039	790,259	2,339,171

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2013) and the bonus for the preceding year (2012) had been paid.

(2)	As described above, the amount payable is equal to two times the average of the annual bonuses for the two fiscal years prior to termination (2011 and 2012).

(3)	These amounts include a gross-up for taxes.

(4)	The value of the restricted stock and options is based on the closing price at December 31, 2013 (the last business day of the year) of $4.68. None of the named executive officers has stock options with an exercise price of less than $4.68 so the calculation assumes no exercise of outstanding stock options.

(5)	Based on these payments, all named executive officers would be subject to the excise tax, so a tax gross-up would be required. Amounts in this column have been calculated using a corrected methodology and are not comparable with years reported prior to the 2013 proxy statement.

Item No. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. At our 2013 annual meeting, our shareholders voted to approve, on an advisory basis, with approximately 92% of the votes cast in favor of the proposal, the compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. Our executive compensation program is designed to attract and retain highly qualified key executives, align our executive officers’ interests with the interests of shareholders and provide competitive total compensation. The Compensation Committee of our Board of Directors believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. A more detailed discussion of our executive compensation program and the compensation of our named executive officers in 2013 is provided under “Compensation Discussion and Analysis.”

Imation’s compensation programs are designed to align our named executive officers’ interests with those of our shareholders by rewarding performance with the objective of increasing shareholder value. We have maintained this focus each year as we review our executive compensation program and philosophy. In 2010, we began a significant transition as an organization with substantial changes in our business model, as we faced competition in a dynamic and aggressive industry. In May 2010, we also hired a new CEO, who set a new strategic direction and led a thorough review of our executive compensation program and philosophy with the goal of further increasing the emphasis on pay-for performance. Since 2010, we have continued the increased focus on pay-for-performance. The challenges facing us in our ongoing transition present risk for management, employees and shareholders and we believe that it is important for our executive officers to share in both the risk and potential reward. We review our compensation programs for alignment with our strategy, objectives and targeted level of shareholder return. We want compensation programs that support how we create value with measureable performance metrics that support annual operating success and longer-term value creation, foster urgency and intensity on operating success and focus on key goals and metrics that foster longer-term value creation. We also want our executive officers to have heightened personal accountability. The overall goal of our changes is to establish a performance culture that enhances the prospects of delivering on our strategy as well as returns to shareholders.

In 2010, we introduced a performance-based component to the long-term incentive (“LTI”) program that represented 40% of each executive’s LTI grant. In 2011, we continued to increase the focus on performance-based compensation in all three key areas of annual total compensation: base salary, annual bonus and LTI compensation through the following:

•	We focused on individual performance criteria in establishing base salary with a more significant weight placed on an executive’s performance against individual annual objectives.

•

We tied our Annual Bonus Plan not only to corporate performance but to individual performance-based on the objectives. Bonuses, if payable on corporate performance, may be adjusted up or down for each executive by an amount up to 10% of the amount paid based on achievement of those individual performance objectives.

•	The performance-based component of LTI grants was changed from an annual metric to a three year performance metric.[1]

In 2012, we continued to increase our focus on performance-based compensation by increasing the performance-based component of each executive’s 2012 LTI grant from 40% to 60%. We also retained the elements described above, consisting of:

•	individual performance criteria for establishing base salary and individual objectives;

1 The performance metric was based on operating earnings per share at the end of 2013. This metric was not met and the performance-based cash award granted in 2011 was not paid-out, demonstrating the link between pay for performance.

•	individual performance adjustments for the Annual Bonus Plan; and

•	a three year metric for LTI grants, with the 2012 metric based on operating income per share at the end of 2014.

In addition, beginning in 2012, we no longer provided gross-ups on executive perquisites. Instead each executive officer is provided with a small market-driven perquisite allowance (which is not grossed-up for taxes) to be used on the perquisites chosen by each executive officer. See “Other Compensation and Benefits.”

The Compensation Committee deliberated concerning our fiscal 2013 executive compensation program and continued to focus on further strengthening the link between compensation and performance. The Compensation Committee reviewed feedback received from shareholders in 2012, feedback from the major proxy advisory firms, the results of our 2012 advisory vote to approve our executive compensation program, data regarding market practice among the companies in our peer group and an analysis of executive compensation “best practices” as prepared by its compensation consultant, Aon Hewitt. As a result of the deliberation and consideration of all of these factors, the Compensation Committee approved additional changes:

•	The performance-based component of each executive’s 2013 LTI grant was increased from 60% to 100% with a metric based on reduction of operating expenses in each year for 2013-2015.

•	The Compensation Committee determined that there should be no base salary increases in 2013.

In addition, certain executive officers continued to engage in dialogue throughout the year with some of our largest shareholders regarding our executive compensation program. A number of these shareholders informed us that the dialogue had enabled them to increase their understanding of our compensation program. Several of these shareholders focused on matters related to alignment of executive officers with the interests of shareholders and pay-for-performance.

We believe that these changes respond to the concerns expressed by our shareholders and further strengthen the alignment of the interests of our named executive officers with those of our shareholders. At our last Annual Shareholders Meeting held in May 2013, our shareholders approved an advisory (non-binding) proposal concerning our 2012 executive compensation program with approximately 92% of the votes cast in favor of the proposal. Our Compensation Committee will continue to explore ways in which our executive compensation program may be improved and further aligned with the interests of shareholders.

As demonstrated in the chart below, in the past several years, we have shifted a larger portion of our executive officer total compensation to reflect our increased focus on pay-for-performance. The chart demonstrates the percentage of total compensation opportunity allocated to each of base salary, annual bonus, time-based LTI grants and performance-based LTI grants for the past three years.

Total Compensation Opportunity Allocated by Type of Compensation

	CEO				CFO				Other NEOs
Year	Base	Bonus	LTI Grant	Performance- based LTI Grant	Base	Bonus	LTI Grant	Performance- based LTI Grant	Base	Bonus	LTI Grant	Performance- based LTI Grant
2011	17%	15%	41%	27%	26%	15%	35%	24%	32%	18%	30%	20%
2012	16%	14%	28%	42%	26%	16%	23%	35%	32%	17%	20%	31%
2013	16%	17%	0%	67%	26%	16%	0%	58%	30%	16%	0%	54%

For all named executive officers, annual and long-term incentive programs for 2013 range from 64% to 83% of their total compensation opportunity (assuming a 100% target level performance under our annual incentive program). We are currently in the midst of a strategic transformation to build a long-term platform for growth, increased margins and improved profitability. Based on our 2013 performance, the actual payout of our annual corporate executive officer incentive program was 75% and the value of the long-term incentive equity grants at year end was approximately 125% of the value at the May 2013 grant date (based on our Black-Scholes valuation), resulting in a slight increase overall for our named executive officers in their actual compensation measured against the total compensation opportunity demonstrating our pay-for-performance philosophy.

The changes we made to our compensation program beginning in 2010 through 2013 build upon our sound compensation governance framework and pay-for-performance philosophy, which are exemplified by:

•	Incentive based pay that makes up a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•	Stock ownership guidelines that are met or exceeded by our named executive officers and an anti-hedging and pledging policy.

•

A clawback policy which provides for the Compensation Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct.

•

Existing severance agreements which require a termination of employment in addition to a change of control before change of control benefits are triggered and elimination of tax gross up payments in severance agreements for all future executive hires.

•	Limited market-driven perquisite allowance for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Imation’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Proxy Statement for the 2014 Annual Meeting of Shareholders.”

This advisory vote on executive compensation is not binding on Imation, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders.

The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

HOUSEHOLDING

We have sent to most of our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2013 Annual Report on the internet. Shareholders who received a paper copy of this Proxy Statement were also sent a copy of our 2013 Annual Report. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Notice or one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in brokerage accounts for more than one beneficial owner with the same address may deliver only one Notice or Proxy Statement and Annual Report to that address, if the appropriate notice was provided or consent obtained.

We will deliver promptly, upon written request to the address noted below or oral request to Wells Fargo Shareowner Services at 1-800-468-9716, a separate copy of the Notice or a separate copy of the Proxy Statement and/or 2013 Annual Report to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Notices, Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Notice, Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Notice, Proxy Statement and/or Annual Report delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

Investor Relations

Imation Corp.

1 Imation Way

Oakdale, MN 55128

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2015 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 27, 2014. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2015 Annual Meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 7, 2015. However, if the Annual Meeting is to be held before April 7, 2015 or after June 6, 2015, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2015 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

Dated: March 26, 2014	BY ORDER OF THE BOARD OF DIRECTORS,

John P. Breedlove
Vice President, General Counsel and Corporate Secretary

IMATION CORP. 1 IMATION WAY OAKDALE, MN 55128

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67312-P47661	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMATION CORP.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:
1.	Election of Director
	Nominee:	For	Against	Abstain
	1a. Trudy A. Rautio	☐	☐	☐

					For	Against	Abstain
2.	Ratify the appointment of PricewaterhouseCoopers as independent registered public accounting firm for fiscal 2014.				☐	☐	☐
3.	Approval, by non-binding vote, of the compensation of the Company’s named executive officers.				☐	☐	☐

Check this box if you plan to attend the annual meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the annual meeting.

		Yes ☐	No ☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

LAKE ELMO INN EVENT CENTER

3712 LAYTON AVE NORTH

LAKE ELMO, MN 55042

MAY 7, 2014, 9 A.M. LOCAL TIME

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Shareholders are available at

WWW.PROXYVOTE.COM.

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M67313-P47661

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IMATION CORP.

The undersigned hereby appoints L. White Matthews, III and David Stevens, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imation Corp. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 7, 2014 at 9 a.m. local time at Lake Elmo Inn Event Center, 3712 Layton Ave North, Lake Elmo, MN 55042, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2014 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 10, 2014 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated on the reverse side. I understand that this card must be received by BROADRIDGE FINANCIAL SOLUTIONS, acting as tabulation agent for the RIP Trustee, by May 2, 2014. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.

(Continued and to be marked, dated and signed, on the other side)